Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
KEYCORP
ARTICLE I
Name
          The name of the corporation (hereinafter called the “Corporation”) is “KeyCorp”.
ARTICLE II
Principal Office
          The principal office and headquarters of the Corporation shall be located in the City of Cleveland, County of Cuyahoga, State of Ohio.
ARTICLE III
Purposes
The purposes of the Corporation are:
(a)	to organize, acquire, invest in, own, or control shares and other securities of banks, other depository institutions, and other companies which a bank holding company is permitted to own or control by the provisions of the Bank Holding Company Act of 1956, as now in effect or hereafter amended, and to carry on the business of a bank holding company in conformity with the Bank Holding Company Act of 1956, as now in effect or hereafter amended;
(b)	to do whatever is deemed necessary, incidental, or conducive to carrying out any of the purposes of the Corporation; and
(c)	to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law.

ARTICLE IV
Authorized Shares of Capital Stock
          The authorized number of shares of the Corporation is 1,425,000,000, of which 25,000,000 shall be shares of preferred stock, with a par value of $1 each, as described in Part A of this Article IV (hereinafter called “Preferred Stock”), and 1,400,000,000 shall be Common Shares, with a par value of $1 each, as described in Part B of this Article IV (hereinafter called “Common Shares”).
          The express terms of each class are as follows:
PART A
EXPRESS TERMS OF THE PREFERRED STOCK
          Section 1. Series.
          The Preferred Stock may be issued from time to time in series. All shares of Preferred Stock shall be of equal rank and the express terms thereof shall be identical, except in respect of the terms that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the dates of issue. Subject to the provisions of Sections 2 through 4, inclusive, of this Part A, which shall apply to all Preferred Stock, the Board of Directors is hereby authorized to cause shares of Preferred Stock to be issued in one or more series and with respect to each such series to fix:
(a)	The designation of the series, which may be by distinguishing number, letter, or title.

(b)	The authorized number of shares of the series, which number the Board of Directors may, except to the extent otherwise provided in the creation of the series, from time to time, increase or decrease, but not below the number of shares thereof then outstanding.

(c)	The dividend rate or rates (which may be fixed or adjustable) of the shares of the series.

(d)	The dates on which dividends, if declared, shall be payable and, in the case of series on which dividends are cumulative, the dates from which dividends shall be cumulative.

(e)	The redemption rights and price or prices, if any, for shares of the series.

(f)	The amount, terms, conditions, and manner of operation of any retirement or sinking fund to be provided for the purchase or redemption of shares of the series.

(g)	The amounts payable on shares of the series in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation.

(h)	Whether the shares of the series shall be convertible into Common Shares or shares of any other series or class, and, if so, the specification of such other class or series, the conversion price or prices or rate or rates, any adjustment thereof, and all other terms and conditions upon which such conversion may be made.

(i)	The restrictions, if any, upon the issue of any additional shares of the same series or of any other class or series.
          The Board of Directors is authorized to adopt from time to time amendments to these articles of incorporation fixing, with respect to each series, the matters described in Clauses (a) through (i), inclusive, of this Section 1.
          Section 2. Voting Rights.
(a)	The holders of Preferred Stock shall not be entitled to vote upon matters presented to the shareholders, except as provided in this Section 2 or as required by law.

(b)	If the Corporation shall fail to pay full dividends on any series of Preferred Stock for six quarterly dividend payment periods, whether or not consecutive, the number of directors will be increased by two, and the holders of all outstanding series of Preferred Stock, voting as a single class without regard to series, will be entitled to elect such additional two directors until full cumulative dividends for all past dividend payment periods on all series of Preferred Stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year. Such right to vote separately as a class to elect directors shall, when vested, be subject, always, to the same provisions for the vesting of such right to elect directors separately as a class in the case of future dividend defaults. At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than twenty percent of the total number of shares of the Preferred Stock of the Corporation then outstanding shall, call a special meeting of shareholders for the election of such directors. In the case of such a written request, such special meeting shall be held within ninety days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Regulations of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation. Directors elected as aforesaid shall serve until the next annual meeting of shareholders of the Corporation or until their respective successors shall be elected and qualify. If, prior to the end of the term of any director elected as aforesaid, a vacancy in the office of such director shall occur during the continuance of a default in dividends on any series of Preferred Stock by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining director or directors elected as aforesaid of a new director for the unexpired term of such former director.

(c)	The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Stock shall vote separately as a class, shall be necessary to effect any amendment, alteration, or repeal of any of the provisions of these articles of incorporation or the regulations of the Corporation which would be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock (but so far as the holders of Preferred Stock are concerned, such action may be effected with such vote or consent); provided, however, that neither the amendment of these articles of incorporation to authorize or to increase the authorized or outstanding number of shares of any class ranking junior to or on a parity with the Preferred Stock, nor the amendment of the regulations so as to change the number of directors of the Corporation, shall be deemed to be substantially prejudicial to the voting powers, rights, or preferences of the holders of Preferred Stock (and any such amendment referred to in this proviso may be made without the vote or consent of the holders of the Preferred Stock); and provided further that if such amendment, alteration, or repeal would be substantially prejudicial to the rights or preferences of one or more but not all then outstanding series of Preferred Stock, the affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of the series so affected shall also be required.

(d)	The affirmative vote or consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Preferred Stock shall vote as a single class shall be necessary to effect any one or more of the following:
(i)	The authorization of, or the increase in the authorized number of, any shares of any class ranking prior to the Preferred Stock; or

(ii)	The purchase or redemption for sinking fund purposes or otherwise of less than all of the then outstanding Preferred Stock except in accordance with a purchase offer made to all holders of record of Preferred Stock, unless all dividends on all Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

          Section 3. Preemptive Rights.
          No holder of Preferred Stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation, of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services or otherwise.
          Section 4. Definitions.
          For the purposes of this Part A:
(a)	Whenever reference is made to shares “ranking prior to the Preferred Stock,” such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distribution in the event of a liquidation, dissolution or winding up of the Corporation are given preference over the rights of the holders of Preferred Stock.

(b)	Whenever reference is made to shares “on a parity with the Preferred Stock,” such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation rank on an equality or parity with the rights of the holders of Preferred Stock.

(c)	Whenever reference is made to shares “ranking junior to the Preferred Stock,” such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation are junior or subordinate to the rights of the holders of Preferred Stock.
PART B
EXPRESS TERMS OF COMMON SHARES
          Section 1. General.
          The holders of Common Shares shall be entitled to one vote for each Common Share held by them, respectively, on each matter properly submitted to shareholders for their vote, consent, waiver, release or other action.
          Section 2. Preemptive Rights.
          No holder of Common Shares shall be entitled as such as a matter of right to subscribe for or purchase any part of any issue of shares of the Corporation of any class whatsoever, or any part of any issue of securities convertible into shares of the Corporation, of any class whatsoever, and whether issued for cash, property, services or otherwise.

PART C
CUMULATIVE VOTING
          No holder of shares of any class of the Corporation may cumulate his voting power.
PART D
EXPRESS TERMS OF THE 7.750% NON-CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES A
          Section 1. Designation. The designation of the series of Preferred Stock created by this Part D of Article IV shall be 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $100 per share, and $747,500,000 in the aggregate (hereinafter referred to as the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          Section 2. Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 7,475,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further amendment to the articles duly adopted by the Board of Directors. Shares of Series A Preferred Stock that are converted in accordance with the terms hereof, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, and available for subsequent issuance. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.
          Section 3. Definitions. As used herein with respect to the Series A Preferred Stock:
          “Applicable Conversion Price” at any given time means, for each share of Series A Preferred Stock, the price equal to $100 divided by the Applicable Conversion Rate in effect at such time.
          “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.
          “Base Price” has the meaning set forth in Section 13(d)(i) hereof.
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which the Corporation is not authorized or obligated by law, regulation or executive order to close.

          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.
          “Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Shares on the New York Stock Exchange on that date. If the Common Shares are not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which the Common Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange or securities exchange in the European Economic Area on which the Common Shares are so listed or quoted, or if the Common Shares are not so listed or quoted on a U.S. national or regional securities exchange or securities exchange in the European Economic Area, the last quoted bid price for the Common Shares in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Shares on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with the Corporation) retained by the Corporation for this purpose. The “Closing Price” for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.
          For purposes of this Part D of this Article IV, all references herein to the “Closing Price” and “last reported sale price” of the Common Shares on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange will govern.
          For purposes of calculating the Closing Price, if a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common securities, the Closing Price shall be based on the Closing Price of such common securities; (2) the Exchange Property consists only of cash, the Closing Price shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the Closing Price shall be based on the sum, as applicable, of (x) the Closing Price of such common securities, (y) the cash amount paid per Common Share and (z) the value (as determined by the board of directors from time-to-time) of any other securities or property paid to holders of Common Shares in connection with the Reorganization Event.
          “Common Shares” means the common shares, $1.00 par value per share, of the Corporation.

          “Conversion Agent” means Computershare Investor Services LLC, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns or any other conversion agent appointed by the Corporation.
          “Conversion Date” has the meaning set forth in Section 13(a)(iv)(B) hereof.
          “Conversion Rate” means for each share of Series A Preferred Stock, 7.0922 Common Shares, plus cash in lieu of fractional shares, subject to adjustment as set forth herein.
          “Current Market Price” per Common Share on any date of determination means the average of the VWAP per Common Share on each of the 10 consecutive VWAP Trading Days ending on the earlier of the day in question and the day before the Ex-Date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 14(a)(i) through (v) hereof.
          “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.
          “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
          “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
          “Dividend Threshold Amount” has the meaning set forth in Section 14(a)(iv) hereof.
          “DTC” means The Depository Trust Company, together with its successors and assigns.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exchange Property” has the meaning set forth in Section 15(a) hereof.
          “Ex-Date” when used with respect to any issuance or distribution, means the first date on which such Common Shares or other securities trade without the right to receive an issuance or distribution with respect thereto.
          “Expiration Time” has the meaning set forth in Section 14(a)(v) hereof.
          “Expiration Date” has the meaning set forth in Section 14(a)(v) hereof.
          “Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.
          “Fundamental Change” has the meaning set forth in Section 13(d)(i) hereof.

          “Holder” means the Person in whose name the shares of Series A Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Junior Stock” means the Common Shares and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:
(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Shares; or
(b) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case, pursuant to which the Common Shares will be converted into cash, securities, or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving Person immediately after the transaction;
provided, however that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Shares in the transaction or transactions (as determined by the board of directors) consists of shares of common securities of a Person or American Depositary Receipts in respect of such common securities that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be traded on a U.S. national securities exchange or a securities exchange in the European Economic Area when issued or exchanged in connection with a Make-Whole Acquisition.
          “Make-Whole Acquisition Conversion” has the meaning set forth in Section 13(c)(i) hereof.
          “Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 13(c)(i) hereof.

          “Make-Whole Acquisition Effective Date” has the meaning set forth in Section 13(c)(i) hereof.
          “Make-Whole Acquisition Share Price” means the price paid per Common Share in the event of a Make-Whole Acquisition. If the holders of Common Shares receive only cash in the Make-Whole Acquisition in a single per-share amount, other than with respect to appraisal and similar rights, the Make-Whole Acquisition Share Price shall be the cash amount paid per Common Share. For purposes of the preceding sentence as applied to a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a single price per Common Share shall be deemed to have been paid only if the transaction or transactions that caused the Make-Whole Acquisition to occur was a tender offer for more than 50% of the then-outstanding Common Shares. Otherwise, the Make-Whole Acquisition Share Price shall be the average of the Closing Price per Common Share on the ten Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.
          “Make-Whole Shares” has the meaning set forth in Section 13(c)(i) hereof.
          “Mandatory Conversion Date” has the meaning set forth in Section 13(b)(iii) hereof.
          “Market Disruption Event” means any of the following events that has occurred:
          (a) any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the VWAP is determined pursuant to the definition of the VWAP Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to Common Shares or in futures or options contracts relating to the Common Shares on the Relevant Exchange;
          (b) any event (other than an event described in clause (c)) that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Shares on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Shares on the Relevant Exchange; or
          (c) the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Shares, are traded or the closure of such Relevant Exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such Relevant Exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such Relevant Exchange for execution at the actual closing time on such day.
          “Notice of Mandatory Conversion” has the meaning set forth in Section 13(b)(iii) hereof.
          “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Purchased Shares” has the meaning set forth in Section 14(a)(v) hereof.
          “Record Date” has the meaning, for purposes of Section 14 hereof, as set forth in Section 14(d) hereof.
          “Reference Price” means the applicable Make-Whole Acquisition Share Price.
          “Registrar” means Computershare Investor Services LLC, in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.
          “Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.
          “Reorganization Event” has the meaning set forth in Section 15(a) hereof.
          “Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.
          “Trading Day” means a day on which the Common Shares:
          (a) are not suspended from trading on any national or regional securities exchange or association or in the over-the-counter market at the close of business; and
          (b) have traded at least once on the national or regional securities exchange or association or in the over-the-counter market that is the primary market for the trading of the Common Shares.
          “Transfer Agent” shall mean Computershare Investor Services LLC, acting in its capacity as transfer agent for the Series A Preferred Stock, and its successors and assigns or any other transfer agent appointed by the Corporation.
          “Voting Parity Stock” means any Parity Stock having similar voting rights as the Series A Preferred Stock.

          “Voting Shares” of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.
          “VWAP” per Common Share on any VWAP Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page KEY<equity>AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP Trading Day until the close of trading on the relevant VWAP Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share on such VWAP Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation). The VWAP for any other share of Capital Stock shall be determined on a comparable basis, mutatis mutandis.
          “VWAP Trading Day” means, for purposes of determining a VWAP per Common Share, a Business Day on which the Relevant Exchange (as defined in the definition of Market Disruption Event) is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.
          Section 4. Dividends.
               (a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $100 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on September 15, 2008 (each a “Dividend Payment Date”); provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any adjustment in respect of such delay to the amount of the dividends paid on such date). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” In the event that additional shares of Series A Preferred Stock are issued after the original issue date, dividends on such shares shall accrue from (i) if the original issue date of such additional shares is a Dividend Payment Date, from such date, or (ii) if the original issue date is a date other than a Dividend Payment Date, from the immediately preceding Dividend Payment Date or, if no Dividend Payment Date has yet occurred, from the issue date of the Series A Preferred Stock. Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference of $100 per share at a rate per annum equal to 7.750%. The record date for payment of dividends on the Series A Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year and the actual number of days elapsed.
               (b) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the Holders shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized Preferred Stock of the Corporation.
               (c) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, on any day during a Dividend Period (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series A Preferred Stock for the immediately preceding Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock and any Parity Stock, plus accrued and unpaid dividends from prior periods in the case of any Parity Stock that bears cumulative dividends, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series A Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock or Parity Stock shall not be entitled to participate in any such dividend.
          Section 5. Liquidation Rights.
               (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Holder shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
               (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series A Preferred Stock and all such Parity Stock.
               (c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all Holders and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
               (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
          Section 6. Redemption. The Series A Preferred Stock will not be redeemable at any time.
          Section 7. Voting Rights. The Holders will have no voting rights on any matter, except as expressly provided in these Amended and Restated Articles of Incorporation, including Section 2 of Part A of this Article IV, and except as shall be affirmatively provided in the Ohio General Corporation Law.
          Section 8. [Intentionally Omitted]
          Section 9. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
          Section 10. Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.
          Section 11. No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.
          Section 12. Right to Convert. Each Holder shall have the right, at such Holder’s option, at any time, to convert all or any portion of such Holder’s Series A Preferred Stock into Common Shares at the Applicable Conversion Rate (subject to the conversion procedures set forth in Section 13 herein) plus cash in lieu of fractional shares.
          Section 13. Conversion.
               (a) Conversion Procedures.
               (i) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 12, Section 13(b), Section 13(c), Section 13(d), Section 15 or Section 16, as applicable.
               (ii) Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, Common Shares issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Shares and rights to receive any dividends or other distributions on the Common Shares and/or other securities issuable upon conversion), by virtue of holding shares of Series A Preferred Stock.
               (iii) The Person or Persons entitled to receive the Common Shares and/or other securities issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such Common Shares and/or such other securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date except to the extent that all or a portion of such Common Shares is subject to the limitations set forth in Section 18. In the event that a Holder shall not by written notice designate the name in which Common Shares and/or cash, other securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation through book-entry transfer through the Depositary.

                    (iv) Conversion into Common Shares will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:
     (A)  On the Mandatory Conversion Date or applicable Conversion Date, certificates or evidence of shares in book-entry form representing Common Shares shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent if shares of the Series A Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.
     (B)  On the date of any conversion at the option of Holders pursuant to Section 12, Section 13(c) or Section 13(d), if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:
          (1) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;
          (2) surrender the shares of Series A Preferred Stock to the Conversion Agent;
          (3) if required, furnish appropriate endorsements and transfer documents;
          (4) if required, pay all transfer or similar taxes; and
          (5) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date.
     If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert a Holder must comply with clauses (3) through (5) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.
     The date on which a Holder complies with the procedures in this clause (iv) is the “Conversion Date.”
     (C)  The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred Stock into Common Shares and/or cash, other securities or other property (involving payments of cash in lieu of fractional shares), in accordance with the terms of the notice delivered by such Holder described in clause (B) above. If a Conversion Date on which a Holder elects to convert Series A Preferred Stock is prior to the record date relating to any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series A Preferred Stock or the Mandatory Conversion Date is after the record date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the record date for that dividend. Notwithstanding the preceding sentence, if the Conversion Date is after the record date relating to any declared dividend for the Dividend Period and prior to the Dividend Payment Date, whether or not such Holder was the Holder of record on the record date relating to any declared dividend for the Dividend Period, the Holder must pay to the Conversion Agent upon conversion of the shares of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares of Series A Preferred Stock being converted, unless the Holder’s shares of Series A Preferred Stock are being converted pursuant to Section 13(b), Section 13(c) or Section 13(d).
               (b) Mandatory Conversion at the Corporation’s Option.
          (i) On or after June 15, 2013, the Corporation may, at its option, at any time or from time to time, cause some or all of the Series A Preferred Stock to be converted into Common Shares at the Applicable Conversion Rate if, for 20 Trading Days during any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Closing Price of the Common Shares exceeds 130% of the Applicable Conversion Price of the Series A Preferred Stock. The Corporation will provide Notice of Mandatory Conversion as set forth in Section 13(b)(iii) within three Trading Days after the end of the 30 consecutive Trading Day period.
          (ii) If the Corporation elects to cause less than all of the Series A Preferred Stock to be converted under clause (i) above, the Conversion Agent will select the Series A Preferred Stock to be converted by lot, or on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by the Depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series A Preferred Stock is then traded or quoted). If the Conversion Agent selects a portion of a Holder’s Series A Preferred Stock for partial conversion at the Corporation’s option and such Holder converts a portion of its shares of Series A Preferred Stock at the same time, the portion converted at such Holder’s option will reduce the portion selected for conversion at the Corporation’s option under this Section 13(b).
          (iii) If the Corporation exercises the optional conversion right described in this Section 13(b), the Corporation shall give notice (such notice a “Notice of Mandatory Conversion”) by (1) providing a notice of such conversion by first class mail to each Holder of record for the shares of Series A Preferred Stock to be converted or (2) issuing a press release and making this information available on its website. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”), not less than 10 days, and not more than 20 days, after the date on which the Corporation provides the Notice of Mandatory Conversion. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:
     (A) the Mandatory Conversion Date;
     (B) the number of Common Shares to be issued upon conversion of each share of Series A Preferred Stock; and
     (C) the aggregate number of shares of Series A Preferred Stock to be converted.
               (c) Conversion upon Make-Whole Acquisition.
          (i) In the event of a Make-Whole Acquisition occurring prior to a Mandatory Conversion Date or Conversion Date, each Holder shall have the option to convert its shares of Series A Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of Common Shares (the “Make-Whole Shares”) as set forth in clause (ii) below.
          (ii) The number of Make-Whole Shares per share of Series A Preferred Stock shall be determined by reference to the following table for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Share Price:

Make-Whole Acquisition Share Price

Effective Date	$11.75	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00	$20.00	$25.00	$30.00	$50.00	$100.00
June 18, 2008	1.4184	1.4184	1.2987	1.1200	0.9749	0.8556	0.7566	0.6734	0.5429	0.3431	0.2352	0.0771	0.0000
June 15, 2009	1.4184	1.4184	1.2833	1.1057	0.9615	0.8369	0.7030	0.6162	0.4816	0.2823	0.1807	0.0466	0.0000
June 15, 2010	1.4184	1.4184	1.2603	1.0914	0.9451	0.8074	0.6939	0.5999	0.4558	0.2494	0.1508	0.0350	0.0000
June 15, 2011	1.4184	1.4184	1.2295	1.0771	0.9295	0.7774	0.6527	0.5502	0.3957	0.1874	0.0993	0.0172	0.0000
June 15, 2012	1.4184	1.4055	1.1910	1.0628	0.8811	0.7057	0.5629	0.4467	0.2782	0.0803	0.0211	0.0000	0.0000
June 15, 2013	1.4184	1.3639	1.1526	1.0485	0.8517	0.6105	0.4377	0.2884	0.0688	0.0000	0.0000	0.0000	0.0000
June 15, 2014	1.4184	1.3805	1.1757	1.0771	0.8784	0.6292	0.4494	0.2940	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2015	1.4184	1.3972	1.1987	1.1057	0.9050	0.6480	0.4612	0.2996	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2016	1.4184	1.4139	1.2218	1.1342	0.9317	0.6667	0.4730	0.3051	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2017	1.4184	1.4184	1.2449	1.1628	0.9584	0.6855	0.4847	0.3107	0.0000	0.0000	0.0000	0.0000	0.0000
June 15, 2018	1.4184	1.4184	1.2680	1.1914	0.9850	0.7042	0.4965	0.3162	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     (A) The exact Make-Whole Acquisition Share Prices and Make-Whole Acquisition Effective Dates may not be set forth in the table, in which case:
     (1) if the Make-Whole Acquisition Share Price is between two Make-Whole Acquisition Share Price amounts in the table or the Make-Whole Acquisition Effective Date is between two dates in the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Share Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;
     (2) if the Make-Whole Acquisition Share Price is in excess of $100 per share (subject to adjustment pursuant to Section 14), no Make-Whole Shares will be issued upon conversion of the Series A Preferred Stock; and
     (3) if the Make-Whole Acquisition Share Price is less than $11.75 per share (subject to adjustment pursuant to Section 14), no Make-Whole Shares will be issued upon conversion of the Series A Preferred Stock.

     (B) The Make-Whole Acquisition Share Prices set forth in the table above are subject to adjustment pursuant to Section 14 hereof and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Share Prices will equal the Make-Whole Acquisition Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Share Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.
          (iii) On or before the 20th day prior to the date the Corporation anticipates being the effective date for the Make-Whole Acquisition or within two business days of becoming aware of a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
     (A) the anticipated effective date or effective date of the Make-Whole Acquisition; and
     (B) the date, which shall be 30 days after the Make-Whole Acquisition Effective Date, by which a Make-Whole Acquisition Conversion must be exercised.
          (iv) On the Make-Whole Acquisition Effective Date or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
     (A) the date that shall be 30 days after the Make-Whole Acquisition Effective Date;
     (B) the number of Make-Whole Shares;
     (C) the amount of cash, securities and other consideration receivable by a Holder upon conversion; and
     (D) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.
          (v) To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., Cleveland, Ohio time on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (iv) above, comply with the procedures set forth in Section 13(a)(iv)(B).
          (vi) If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option in accordance with the provisions specified in this Section

13(c), the shares of Series A Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein), and the Holder will not be eligible to receive Make-Whole Shares.
          (vii) Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 13(a)(iv) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.
          (viii) In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series A Preferred Stock or a successor security representing less than all the shares of Series A Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series A Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.
     (d) Conversion Upon Fundamental Change.
          (i) If the Reference Price in connection with a Make-Whole Acquisition is less than $11.75 (a “Fundamental Change”), a Holder may elect to convert each share of Series A Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $5.875, subject to adjustment as described in clause (ii) below (the “Base Price”). If the Reference Price is less than the Base Price, Holders will receive a maximum of 17.0213 Common Shares per share of Series A Preferred Stock converted, subject to adjustment as a result of any adjustment to the Base Price described in clause (ii) below.
          (ii) The Base Price shall be adjusted as of any date the Conversion Rate of the Series A Preferred Stock is adjusted pursuant to Section 14. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Conversion Rate adjustment and the denominator of which is the Conversion Rate as so adjusted.
          (iii) In lieu of issuing Common Shares upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each Common Share otherwise issuable upon conversion.

          (iv) On or before the 20th day prior to the date the Corporation anticipates being the effective date for the Fundamental Change or within two business days of becoming aware of the Fundamental Change if it is a Make-Whole Acquisition of the type set forth in clause (a) of the definition Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
     (A) the anticipated effective date of the Fundamental Change; and
     (B) the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which a Fundamental Change conversion must be exercised.
          (v) On the effective date of a Fundamental Change or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
     (A) the date that shall be 30 days after the effective date of the Fundamental Change;
     (B) the Applicable Conversion Price following the Fundamental Change;
     (C) the amount of cash, securities and other consideration received by a Holder upon conversion; and
     (D) the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.
          (vi) To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., Cleveland, Ohio time on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under clause (v) above, comply with the procedures set forth in Section 13(a)(iv)(B) and indicate that it is exercising the Fundamental Change conversion option.
          (vii) If a Holder does not elect to exercise its conversion option upon a Fundamental Change in accordance with the provisions specified in this Section 13(d), the shares of Series A Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein) and the Holder will not be eligible to convert its shares pursuant to this Section 13(d).
          (viii) Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 13(a)(iv), deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.

               (ix) In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series A Preferred Stock or a successor security representing less than all the shares of Series A Preferred Stock or a successor security held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.
          Section 14. Anti-Dilution Adjustments.
               (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:
               (i) The issuance of Common Shares as a dividend or distribution to all holders of Common Shares or a subdivision or combination of Common Shares (other than in connection with a Reorganization Event), in which event the Conversion Rate will be adjusted based on the following formula:
CR 1 = CR0 x (OS 1 / OS0)
where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
OS0	=	the number of Common Shares outstanding at the close of business on the Record Date prior to giving effect to such event
OS1	=	the number of Common Shares that would be outstanding immediately after, and solely as a result of, such event
          Notwithstanding the foregoing, (1) no adjustment will be made for the issuance of Common Shares as a dividend or distribution to all holders of Common Shares that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable Dividend Threshold Amount (with the amount of any such dividend or distribution equaling the number of such shares being issued multiplied by the average of the VWAP of the Common Shares over each of the five consecutive VWAP Trading Days prior to the Ex-Date for such dividend or distribution) and (2) in the event any dividend, distribution, subdivision or combination that is the subject of this Section 14(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution or effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

          (ii) The issuance to all holders of Common Shares of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase Common Shares (or securities convertible into Common Shares) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event each Conversion Rate will be adjusted based on the following formula:
CR 1 = CR0 x [(OS0 + X) / (OS0 + Y)]
where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
OS0	=	the number of Common Shares outstanding at the close of business on the Record Date
X	=	the total number of Common Shares issuable pursuant to such rights or warrants (or upon conversion of such securities)
Y	=	the number of shares equal to the quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Common Shares over each of the ten consecutive VWAP Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants
          Notwithstanding the foregoing, (1) in the event that such rights or warrants described in this Section 14(a)(ii) are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared and (2) to the extent that such rights or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of Common Shares actually delivered.
          In determining the aggregate price payable for such Common Shares, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). If an adjustment to the Conversion Rate may be required pursuant to this Section 14(a)(ii), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required pursuant to this Section 14(a)(ii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 14(a)(ii).
          (iii) The dividend or other distribution to all holders of Common Shares of shares of Capital Stock of the Corporation (other than the Common Shares) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (a)(i) or (a)(ii) above or (a)(iv) below, any dividend or distribution in connection with a Reorganization Event or any spin-off to which the provisions set forth below in this clause (a)(iii) apply) in which event the Conversion Rate will be adjusted based on the following formula:
CR 1 = CR0 x [SP0 / (SP0 – FMV)]
where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
SP0	=	the Current Market Price as of the Record Date
FMV	=	the fair market value (as determined by the Board of Directors) on the Record Date of the shares of Capital Stock of the Corporation, evidences of indebtedness or assets so distributed, applicable to one Common Share
          However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on Common Shares consists of shares of Capital Stock of, or similar equity interests in, a subsidiary or other business unit of the Corporation (i.e., a spin-off) that are, or, when issued, will be, traded on the New York Stock Exchange, the Nasdaq Stock Market or any other national or regional securities exchange or market, then the Conversion Rate will instead be adjusted based on the following formula:
CR 1 = CR0 x [(FMV0 + MP0) / MP0]
where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
FMV0	=	the average of the VWAP of the Capital Stock distributed to holders of Common Shares applicable to one Common Share over each of the 10 consecutive VWAP Trading Days commencing on and including the third VWAP Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or association or over-the-counter market, or, if not so traded or quoted, the fair market value of the Capital Stock or similar equity interests distributed to holders of Common Shares applicable to one Common Share as determined by the Board of Directors
MP0	=	the average of the VWAP of the Common Shares over each of the 10 consecutive VWAP Trading Days commencing on and including the third VWAP Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or association or in the over-the-counter market on which Common Shares is then traded or quoted

          Notwithstanding the foregoing, (1) if any dividend or distribution of the type described in this Section 14(a)(iii) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate may be required under this Section 14(a)(iii), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this Section 14(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 14(a)(iii).
               (iv) The Corporation makes a distribution consisting exclusively of cash to all holders of Common Shares, excluding (a) any regular cash dividend on Common Shares to the extent that the aggregate cash dividend per Common Share does not exceed $0.1875 in any fiscal quarter (the “Dividend Threshold Amount”) and (b) any consideration payable in connection with a tender or exchange offer made by the Corporation or any its subsidiaries referred to in clause (v) below, in which event, the Conversion Rate will be adjusted based on the following formula:
CR 1 = CR0 x [SP0 / (SP0 – C)]
where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
SP0	=	the Current Market Price as of the Record Date
C	=	the amount in cash per share equal to (1) in the case of a regular quarterly dividend, the amount the Corporation distributes to holders or pays, less the Dividend Threshold Amount or (2) in any other case, the amount the Corporation distributes to holders or pays
          The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (iv).
          Notwithstanding the foregoing, if any dividend or distribution of the type described in this Section 14(a)(iv) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
               (v) The Corporation or one or more of its subsidiaries make purchases of Common Shares pursuant to a tender offer or exchange offer by the Corporation or a subsidiary of the Corporation for Common Shares to the extent that the cash and value (as determined by the Board of Directors) of any other consideration included in the payment per Common Share validly tendered or exchanged exceeds the

VWAP per Common Share on the VWAP Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Conversion Rate will be adjusted based on the following formula:
CR 1 = CR0 x [(FMV + (SP1 x OS1) / (SP 1 x OS0)]
where,

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date
CR1	=	the Conversion Rate in effect immediately after the Expiration Date
FMV	=	the fair market value (as determined by the Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)
OS1	=	the number of Common Shares outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares
OS0	=	the number of Common Shares outstanding at the Expiration Time, including any Purchased Shares
SP1	=	the average of the VWAP of the Common Shares over each of the ten consecutive VWAP Trading Days commencing with the VWAP Trading Day immediately after the Expiration Date.
               Notwithstanding the foregoing, if the Corporation, or one of its subsidiaries, is obligated to purchase Common Shares pursuant to any such tender or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. If an adjustment to the Conversion Rate may be required under this Section 14(a)(v), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this Section 14(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 14(a)(v).
               (b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made prior to any conversion pursuant to Section 13(b), Section 13(c) or Section 13(d).

          (c) When No Adjustment Required.
          (i) Except as otherwise provided in this Section 14, the Conversion Rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing or for the repurchase of Common Shares.
          (ii) Rights Plans. To the extent that the Corporation has a stockholders’ rights plan in effect upon conversion of the Series A Preferred Stock into Common Shares, Holders will receive, in addition to any of the Common Shares deliverable and in lieu of any adjustment to the Conversion Rate, the rights under the stockholders’ rights plan, unless prior to any conversion, the rights have separated from Common Shares, in which case the Conversion Rate will be adjusted at the time of separation as if we distributed to all holders of Common Shares, shares of the Corporation’s Capital Stock, evidences of indebtedness or assets as described in Section 14(a)(iii). A further adjustment will occur as described in Section 14(a)(iii), if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (iii) No adjustment to the Conversion Rate need be made:
   (A) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under any plan;
   (B) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; or
   (C) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Series A Preferred Stock was first issued.
          (iv) No adjustment to the Conversion Rate need be made for a transaction referred to in Section 14(a)(i) through (v) if Holders may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction.
          (v) No adjustment to the Conversion Rate need be made for a change in the par value of the Common Shares.
          (vi) No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Shares.

               (d) Record Date. For purposes of this Section 14, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
               (e) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 14, any subsequent event requiring an adjustment under this Section 14 shall cause an adjustment to such Conversion Rate as so adjusted.
               (f) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 14 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.
               (g) Other Adjustments. The Corporation may (but is not required to) make such increases in the Conversion Rate, in addition to those required by Section 14(a)(i) through (v), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
               In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 business days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive.
               (h) Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 14, the Corporation shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or within 15 calendar days of the date the Corporation makes an adjustment pursuant to Section 14(g):
                    (i) compute the adjusted applicable Conversion Rate in accordance with Section 14 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and
                    (ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

                 (i) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 14(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any of the Series A Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any Common Shares pursuant to a the conversion of the Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 14.
          Section 15. Reorganization Events.
               (a) In the event of (any such event specified in this Section 15(a), a “Reorganization Event”):
               (i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Shares will be converted into cash, securities, or other property of the Corporation or another Person;
               (ii) any sale, transfer, lease, or conveyance to another Person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Shares will be converted into cash, securities, or other property; or
               (iii) any reclassification of the Common Shares into securities, including securities other than the Common Shares; or
               (iv) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);
each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of Common Shares that was not the counterparty to the Reorganization Event or an affiliate of such other party in exchange for such Common Shares (such securities, cash, and other property, the “Exchange Property”).
               (b) In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by the majority of the holders of Common Shares that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per Common Share, determined as set forth above. The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 12, Section 13(b), Section 13(c) or Section 13(d) hereof shall be determined based upon the then Applicable Conversion Rate.
               (c) The above provisions of this Section 15 shall similarly apply to successive Reorganization Events and the provisions of Section 14 shall apply to any shares of Capital Stock of the Corporation (or any successor) received by the holders of the Common Shares in any such Reorganization Event.
               (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 15.
          Section 16. Fractional Shares.
               (a) No fractional Common Shares will be issued as a result of any conversion of shares of Series A Preferred Stock.
               (b) In lieu of any fractional Common Share otherwise issuable in respect of any conversion at the Corporation’s option pursuant to Section 13(b) hereof or any conversion at the option of the Holder pursuant to Section 12, Section 13(c) or Section 13(d) hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Shares determined as of the second Trading Day immediately preceding the effective date of conversion.
               (c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
          Section 17. Reservation of Common Shares.
               (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, calculated assuming the Applicable Conversion Price equals the Base Price, subject to adjustment as described under Section 14. For purposes of this Section 17(a), the number of Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

               (b) All Common Shares delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
               (c) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.
               (d) The Corporation hereby covenants and agrees that, so long as the Common Shares shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed all the Common Shares issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Shares until the first conversion of Series A Preferred Stock into Common Shares in accordance with the provisions hereof, the Corporation covenants to list such Common Shares issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
          Section 18. Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, and subject to the last sentence of this Section 18, no Holder will be entitled to receive Common Shares upon conversion pursuant to Section 12 and Section 13 hereof to the extent, but only to the extent, that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the Common Shares outstanding at such time. Any delivery of Common Shares upon a purported conversion of Series A Preferred Stock shall be void and have no effect and such shares shall for all purposes continue to represent outstanding shares of Series A Preferred Stock to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the Common Shares outstanding at such time. If any delivery of Common Shares owed to a holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the Common Shares outstanding at such time. Notwithstanding anything in this paragraph to the contrary, these limitations on beneficial ownership shall not be applicable to or limit the number of shares of Series A Preferred Stock to be converted as a result of a mandatory conversion by the Corporation pursuant to Section 13(b).
          Section 19. Preemptive or Subscription Rights. The Holders of Series A Preferred Stock shall not have any preemptive or subscription rights.

PART E

EXPRESS TERMS OF FIXED RATE
CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 25,000.
     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Part E (including the Standard Provisions in Annex A hereto) as defined below:
          (a) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.
          (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
          (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
          (d) “Liquidation Amount” means $100,000 per share of Designated Preferred Stock.
          (e) “Minimum Amount” means $625,000,000.
          (f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A.
          (g) “Signing Date” means the Original Issue Date.
     Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent, as provided for in the Ohio General Corporation Law.

     Part 5. No Senior Stock. For so long as any shares of Designated Preferred Stock are outstanding, the Corporation shall not authorize, or create or increase the authorized amount of, or issue, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior or prior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
[Remainder of Page Intentionally Left Blank]

ANNEX A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:
     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (f) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.
     (g) “Dividend Period” has the meaning set forth in Section 3(a).
     (h) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (i) “Liquidation Preference” has the meaning set forth in Section 4(a).
     (j) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
     (k) “Preferred Director” has the meaning set forth in Section 7(b).

ANNEX A
     (l) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.
     (m) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
     (n) “Regulations” means the amended and restated regulations of the Corporation, as they may be amended from time to time.
     (o) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
     (q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).
     (r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial

ANNEX A
Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
          Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
          Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
          Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
     (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a brokerdealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership

ANNEX A
in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

ANNEX A
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
     Section 5. Redemption.
     (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as

ANNEX A
provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
     (b) Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
     (c) The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (d) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
     (e) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are

ANNEX A
issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (f) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (g) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     (h) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights. The holders of Designated Preferred Stock shall not have any voting rights except as expressly provided in the Amended and Restated Articles of

ANNEX A
Incorporation of the Corporation, including Section 2 of Part A of Article IV, and except as shall be affirmatively provided in the Ohio General Corporation Law.
     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Regulations or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

ARTICLE V
Purchase of Shares
          Subject to the provisions of Article IV hereof, the Corporation, by action of its directors, and without action by its shareholders, may, from time to time, purchase its own shares of any class in accordance with the provisions of the Ohio General Corporation Law; and such purchase may be made either in the open market, or at public or private sales, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation and at such price as the directors shall, from time to time, determine.
ARTICLE VI
Voting
          Any proposal which, under applicable law, requires the approval of holders of shares of the Corporation:
(1)	to adopt an amendment to these articles of incorporation (which term includes amended articles of incorporation),

(2)	to sell, exchange, transfer, or otherwise dispose of all, or substantially all, the assets of the Corporation,

(3)	to effect a merger or consolidation involving the Corporation,

(4)	to effect a combination or majority share acquisition (as such terms are defined by the laws of the State of Ohio), or

(5)	to dissolve, liquidate, or wind up the affairs of the Corporation, may be authorized and approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal and, if a proposal upon which holders of shares of a particular class or classes are required to vote separately as a class by other provisions of these articles of incorporation or law, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of such class or classes, except as otherwise provided in Section 2 of Part A of Article IV with respect to the Preferred Stock of the Corporation. Notwithstanding the foregoing, the provisions of this Article VI shall not reduce the vote of shareholders required to approve a transaction which requires shareholder approval under Chapter 1704 of the Ohio Revised Code.

ARTICLE VII
Election of Directors
     In order for a nominee to be elected a director of the Corporation in an uncontested election, the nominee must receive a greater number of votes cast “for” his or her election than “against” his or her election. Neither abstentions nor broker non-votes will be deemed to be votes “for” or “against” a nominee’s election. In a contested election, the nominee receiving the greatest number of votes shall be elected. An election shall be considered contested if, as of the record date for the meeting, there are more nominees properly nominated and not withdrawn for election than director positions to be filled in that election.
ARTICLE VIII
Opt-Out of Control Share Acquisitions Statute
          Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the Corporation.
ARTICLE IX
Amended and Restated Articles
          These Amended and Restated Articles of Incorporation of KeyCorp supersede the Amended and Restated Articles of Incorporation of KeyCorp filed with the Secretary of State of Ohio on July 23, 2008, as amended.